                                                                    EXHIBIT 99.1


                  NOVASTAR ANNOUNCES COMPLETION OF FINANCING
                ARRANGEMENT; OTHER LIQUIDITY IMPROVING ACTIONS
                ----------------------------------------------


WESTWOOD, Kansas, Oct. 15 /PRNewswire/ -- NovaStar Financial, Inc. (NYSE: NFI) announced today that it has made significant progress in restoring its liquidity. Earlier this week, the Company announced that it had reached agreement on a short-term secured financing arrangement for up to $15,000,000. The Company is pleased to announce that it has completed and executed the definitive documentation for this arrangement with GMAC/Residential Funding Corporation.

In addition, the Company has taken the following actions:

 . Contracts have been executed to sell the Company's corporate securities position (approximately $20 million), that was being financed with short-term secured borrowings. A loss upon the sales in the amount of approximately $11 million is expected.

 . Contracts have been executed for the sale of all mortgage securities owned by the Company or its affiliates (approximately $380 million in aggregate principal), that were being financed with short-term secured borrowings. These transactions are expected to result in an aggregate loss of approximately $4.2 million.

 . Hedging arrangements with a notional amount of approximately $455 million related mortgage securities and mortgage loans being sold have been terminated, thereby eliminating exposure to further margin calls on these hedges. The Company does not expect remaining hedge arrangements to require significant cash flow. Termination of these hedging arrangements is estimated to result in losses of approximately $7.8 million.

 . NovaStar Mortgage, Inc., an affiliate of the Company, accepted a bid for the sale of approximately $176 million of subprime mortgage loans being financed with short-term secured borrowings.

At present, the Company has no margin call payments due. The Company has reached agreements with lenders to satisfy all remaining obligations under its secured financing arrangements relating to its mortgage and corporate securities using payments to be received in connection with the sales of securities and other sources on or before October 26, 1998. As a result of the above actions, the Company's balance sheet consists principally of cash and mortgage loans securing either asset-backed bonds or warehouse financing facilities.

"We have quickly carried out a significant portion of our action plan to restore the Company's liquidity position, especially in light of very difficult market conditions," said

Scott Hartman, Chairman and Chief Executive Officer. "We expect to continue with our action plan until the Company's liquidity is fully restored. These actions have been painful by forcing the Company to recognize material losses during the fourth quarter. However, we are confident that the Company and its affiliates will be able to carry on operations during this period of tight liquidity and to resume profitable operations upon completion of our action plan."

NovaStar Financial, Inc. is a real estate investment trust (REIT) that invests in the single-family residential subprime mortgage loans originated by its affiliate, NovaStar Mortgage, Inc., and in high-quality mortgage securities. Mortgage loans in portfolio are financed on a long-term basis by issuing collateralized mortgage obligations accounted for as debt instruments. NovaStar Financial, Inc. is located in Westwood, Kansas, a part of the Kansas City metropolitan area. NovaStar Mortgage operates wholesale lending operations in Orange County, California and Boca Raton, Florida.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, fluctuations in interest rates, the availability of subprime residential mortgage loans, and other risk factors outlined in the Company's 1997 annual report on Form 10-K.


SOURCE  NovaStar Financial, Inc.
-0-
/Contact: Mark J. Kohlrus, Chief Financial Officer, (913) 514-3534, or Anna LeCluyse, (913) 514-3505, or fax, (913) 514-3515, both of NovaStar/(NFI)